Exhibit 10.5

AMENDMENT TO THE

PATTERSON-UTI ENERGY, INC.

2021 LONG-TERM INCENTIVE PLAN

(AS AMENDED EFFECTIVE AS OF JUNE 8, 2023)

WHEREAS, Patterson-UTI Energy, Inc. a Delaware corporation (the “Company”) maintains the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, on September 1, 2023, the Company acquired NexTier Oilfield Solutions Inc. (“NexTier”) on the terms set forth in that certain Agreement and Plan of Merger dated as of June 14, 2023 (as amended, the “Merger Agreement”) between the Company, Pecos Merger Sub Inc., Pecos Second Merger Sub LLC and NexTier (the transactions contemplated by the Merger Agreement, the “Merger”);

WHEREAS, pursuant to Section 3.1(c) of the Plan and in accordance with Nasdaq Rule 5635(c)(3), in the event that a company acquired by the Company or with which the Company or any subsidiary of the Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, to account for such acquisition or combination) may be used for awards under the Plan, subject to the terms and condition set forth in Section 3.1(c);

WHEREAS, in connection with the closing of the Merger and pursuant to Section 3.1(c) of the Plan and Nasdaq Rule 5635(c)(3), the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company and its stockholders to assume the shares remaining available for grant under the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan as adjusted by the Exchange Ratio (as defined the Merger Agreement); and

WHEREAS, pursuant to Section 11.1 of the Plan, the Board may amend the Plan at any time in accordance with the terms thereof.

NOW, THEREFORE, pursuant to its authority under Section 11.1 of the Plan, the Board hereby amends the Plan as follows, effective as of September 1, 2023 upon the closing of the Merger:

1.	Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

Subject to adjustment as provided in Section 11.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be the sum of (i) 14,045,000 Shares, plus (ii) the total number of Shares remaining available for grant under the Prior Plans as of the Effective Date, plus (iii) 10,050,932 Shares (such Shares under prong (iii), the “NexTier Shares”). Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two Shares for every one Share awarded. No further awards will be granted under any Prior Plans. Notwithstanding anything to the contrary contained herein, the NexTier Shares (i) may only be subject to Awards granted on or prior to January 3, 2027 and (ii) may only be subject to Awards granted to Employees and Directors who were not employees, directors, consultants or advisors of the Company or any of its subsidiaries as of immediately prior to September 1, 2023.

This Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, and applicable federal law. All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.